Exhibit 5(d)









 (214) 220-7700
 (214) 220-7716

                                            April 11, 1997


Central Power and Light Company
c/o Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas, Texas  75202

CPL Capital I
c/o Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas Texas  75202

CPL Capital II
c/o Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas Texas  75202

         Re:   Registration Statement on Form S-3, as amended, of
               Central Power and Light Company

Ladies and Gentlemen:

         We are acting as special  Texas counsel to Central Power and
Light Company, a Texas corporation (the "Company"), in connection with the proposed issuance and sale by the Company from time to time of up to $150 million aggregate principal amount of the Company's Junior Subordinated Debentures (the "Debentures") to be issued in one or more series pursuant to an indenture between the Company and The Bank of New York, as Trustee (the
"Indenture"), and the proposed public offering by CPL Capital-I and CPL Capital-II, each a business trust created under the laws of the State of Delaware (collectively, the "Issuer Trusts"), from time to time in one or more series, not to exceed $150 million of their preferred securities, representing preferred undivided beneficial interests in the assets of such Issuer Trusts (the "Preferred Securities"), all as contemplated by the Registration Statement on Form S-3, as amended (File No. 333-21149) (the "Registration Statement"), filed by the Company and the Issuer Trusts with the Securities and Exchange Commission (the "Commission") for the registration of the Debentures and Preferred Securities under the Securities Act of 1933, as amended (the "Act"), and their sale pursuant to one or more underwriting agreements filed as an exhibit to the Registration Statement (each, an "Underwriting Agreement").

          As described in the Registration Statement, the Company may issue the Debentures to (a) the public or institutional investors or (b) the Issuer Trusts in connection with the issuance of Preferred Securities. If Preferred Securities are issued by the Issuer Trusts, the proceeds therefrom, together with the capital contribution of the Company, as owner of the common securities of each Issuer Trust, will be used to purchase Debentures. The Company will guarantee pursuant to a Guarantee Agreement the payment by each Issuer Trust of distributions with respect to the Preferred Securities and of amounts due upon liquidation of each Issuer Trust or redemption of the Preferred Securities (collectively, the "Guarantees"), all to the extent such Issuer Trust has funds available therefor as set forth in the Guarantees. The Preferred Securities are to be issued by each Issuer Trust pursuant to a Trust Agreement, each as amended and restated. We have examined originals, or copies certified to our satisfaction, or such corporate records of the Company and the Issuer Trusts, certificates of public officials, certificates of officers and representatives of the Company and the Issuer Trusts and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that:

          1. All requisite action necessary for the due execution and delivery of the Guarantees will have been taken when the Board of Directors of the Company, the Pricing Committee thereof or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Guarantees and the Guarantees shall have been duly executed and delivered.

          2. All requisite action necessary for the due execution and delivery of the Debentures will have been taken when the Board of Directors of the Company, the Pricing Committee thereof or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Debentures, the Indenture shall have been executed and delivered, and the Debentures shall have been issued and delivered in exchange for the proceeds from the Preferred Securities and the capital contribution of the company.

         The opinions expressed above are limited to the laws of the State of Texas.

          We hereby consent to the use of this opinion as Exhibit 5(b) to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
                                              Very truly yours,



                                              /s/ Vinson & Elkins L.L.P.